Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports second quarter results

LANSING, Mich., Dec. 20, 2018 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the second quarter of its 2019 fiscal year, which ended Nov. 30, increased 6% to $107,098,000, from the previous year’s second quarter revenues of $100,698,000. Current year-to-date revenues were $206,724,000, also up 6% compared to $194,907,000 for the same period a year ago.

Second quarter net income was $16,051,000, or $0.31 per share, compared to the prior year’s $17,100,000, or $0.33 per share. In the prior year second quarter, Neogen benefitted from a $3.8 million tax credit, representing $0.07 per share, resulting from employee stock option exercises. In fiscal year 2019, the majority of employee stock option exercises occurred in the first three months of the year, benefitting the first quarter; $484,000 in benefit was recognized in the second quarter of fiscal 2019 from the exercise of options, or $0.01 per share. Current year-to-date net income was $31,288,000, or $0.60 per share, compared to $29,014,000, or $0.56 per share, for the same period a year ago.

“We are generally pleased with our operational performance, considering the continued sluggish animal protein markets and currency headwinds we faced in the quarter,” said John Adent, Neogen’s president and chief executive officer. “When we consider the tremendous opportunities that exist for Neogen outside of the United States, we are willing to accept the occasional bump in the road from adverse currency conversions. In the quarter, we had a number of strong performances in sales of recently commercialized products, especially in our foodborne pathogen and natural toxin product lines.”

The second quarter was the 107th of the past 112 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 13 years.

“Our second quarter featured a solid performance from our international operations,” said James Herbert, Neogen’s executive chairman. “Our international revenues, which now include sales into 129 countries, increased 10% in the quarter. Neogen Europe revenues rose 9%, with continued growth in the genomics business. Our Neogen do Brasil operation continued its strong performance, increasing revenues 26% when compared to our fiscal 2018 quarter. Our Neogen Australasia operation has had an exceptional first year under Neogen’s ownership, and we are gaining some traction in India, as sales increased in the quarter 83%, albeit from a small base.”

Neogen’s gross margin was 46.7% of sales in its second quarter of the current year, compared to 47.9% recorded in the same quarter of the prior fiscal year. The gross margin percentage decrease was primarily the result of mix shifts within the Animal Safety segment toward products that have gross margins lower than the segment’s historical average, and adverse effects from the strengthening U.S. dollar. Operating income was $18,246,000, or 17.0%, for the second quarter, compared to $17,998,000, or 17.9%, in the same quarter a year ago.

“We continue to generate strong operating cash flow, but our net income was adversely affected by the difficult tax comparison to the prior year quarter and the impact of the stronger dollar,” said Steve Quinlan, Neogen’s chief financial officer. “Although the statutory corporate tax rate dropped from 35% to 21% as a result of tax reform enacted in December of 2017, the shift in timing of employee option exercises from the second quarter last year to the first quarter in the current year, resulted in the company’s effective tax rate increasing to 18.5% in the second quarter of fiscal 2019, compared to 10% in the same period a year ago. If the currency exchange rates were the same as the prior year, we would have reported approximately $2 million more in revenues in the current quarter; this had a negative impact of approximately $0.01 of earnings per share.”

Revenues for the company’s Food Safety segment increased 9% during the second quarter compared to the prior year quarter, led by a 17% increase in global sales of test kits to detect mycotoxins, with particular strength in sales of aflatoxin and DON kits. This increase was also aided by the introduction of the innovative Raptor® lateral flow reader for use with Neogen’s mycotoxin tests; the reader greatly simplifies the process of reading, storing and analyzing test results.

Sales of Neogen’s line of foodborne pathogen (e.g., Listeria and Salmonella) detection products increased 24% in the current quarter compared to the prior year quarter. The increase was led by a 35% increase in sales of tests to detect Listeria, including Listeria Right Now™, which detects and reports the bacteria in environmental samples in under 60 minutes — without the need to enrich samples. Also of note in the Food Safety segment’s current second quarter results was a 20% increase in sales of general microbiology tests. These tests include our product line to detect spoilage and indicator microorganisms (e.g., yeasts and molds) in food and other consumer products.

In the current quarter, revenues from international sources increased to 39% of total revenues, compared to 38% in the prior year quarter. Highlights of the current quarter included Neogen do Brasil’s revenue increase of 26% in U.S. dollars (54% in local currency), Neogen Europe’s revenue improvement of 9% in the quarter (11% in local currency), Neogen India’s revenue increase of 83% (104% in local currency), and Neogen Australasia’s quarterly revenue increase, which more than quadrupled compared to the operation’s first quarter under Neogen’s ownership in the second quarter of fiscal 2018. Largely due to a significant one-time sale in the prior year’s second quarter that did not recur in the current quarter, Mexico-based Neogen Latinoamerica’s sales decreased 7% (down 2% in local currency) in the quarter.

Neogen’s Animal Safety segment reported a revenue increase for the second quarter of 4%, which was led by increases in its global biosecurity products, including a 22% increase in sales of its agricultural insecticides and a 15% increase in sales of its Preserve® disinfectants. The current quarter also featured a 13% increase in sales of its animal care line of products, and a 7% increase in sales of veterinary instruments, which included a significant increase in sales of its needles and syringes. These increases offset the loss, in the prior fiscal year, of some toll manufacturing rodenticide business.

Revenues from Neogen’s worldwide animal genomics business increased 8% in the second quarter of fiscal 2019 compared to the prior year. Neogen’s beef genomics business remained strong, both for beef breed associations and for commercial producers, with revenues up more than 27% from the prior year. The AngusGS chip — a proprietary tool for Angus breeders — has been extremely successful in its first year following launch. Strength in the beef sector was partially offset by lower revenues in the poultry markets resulting from a shift to lower-priced products, and poor economic conditions in the commercial dairy markets.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2018	2017	2018	2017
Revenue
Food Safety	$53,750	$49,206	$105,933	$95,497
Animal Safety	53,348	51,492	100,791	99,410

Total revenue	107,098	100,698	206,724	194,907
Cost of sales	57,065	52,449	109,962	101,734

Gross margin	50,033	48,249	96,762	93,173
Operating expenses
Sales & marketing	18,499	16,793	35,732	32,869
Administrative	10,121	10,491	20,319	19,817
Research & development	3,167	2,967	5,986	6,065

Total operating expenses	31,787	30,251	62,037	58,751

Operating income	18,246	17,998	34,725	34,422
Other income	1,455	1,055	2,113	1,867

Income before tax	19,701	19,053	36,838	36,289
Income tax	3,650	1,900	5,500	7,200

Net income	$16,051	$17,153	$31,288	$29,089
Net (income) attributable to non-controlling interest	0	(53)	0	(75)

Net income attributable to Neogen Corp	$16,051	$17,100	$31,288	$29,014
Net income attributable to Neogen Corp per diluted share	$0.31	$0.33	$0.60	$0.56

Other information:
Shares to calculate per share	52,591	51,961	52,541	51,778
Depreciation & amortization	$4,325	$4,277	$8,597	$8,270
Interest income	1,028	429	1,955	798
Gross margin (% of sales)	46.7%	47.9%	46.8%	47.8%
Operating income (% of sales)	17.0%	17.9%	16.8%	17.7%
Revenue vs. FY 2018	6.4%		6.1%
Net income vs. FY 2018	-6.1%		7.8%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2018	May 31 2018
Assets
Current assets
Cash & investments	$240,970	$210,810
Accounts receivable	82,282	79,086
Inventory	79,473	76,005
Other current assets	11,569	9,888

Total current assets	414,294	375,789
Property & equipment, net	73,910	73,069
Goodwill & other assets	172,288	169,151

Total assets	$660,492	$618,009

Liabilities & Equity
Current liabilities	$38,760	38,688
Non-current liabilities	19,658	19,146
Equity: Shares outstanding 52,082 in Nov. & 51,736 in May	602,074	560,175

Total liabilities & equity	$660,492	$618,009

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